Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

July 26, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL INDUSTRIES, INC. ANNOUNCES STRATEGIC ALLIANCE
WITH DEGUSSA WALL SYSTEMS, INC. AND

SALE OF ACROCRETE MANUFACTURING ASSETS

Pompano Beach, FL………Imperial Industries, Inc. (NASDAQ SC: “IPII”) (the “Company”) announced today it has entered into a strategic alliance with Degussa Wall Systems, Inc. (“Degussa”).  Degussa is part of Degussa Construction Chemicals, the world’s largest construction chemical company with sales in excess of $1.5 billion annually.  As a result of the strategic alliance with Degussa, the Company’s wholly owned subsidiary, Acrocrete, Inc., has elected to exit the manufacture of acrylic stucco products and has sold certain assets, including the Acrocrete brand name, to Degussa. Under the terms of the asset purchase agreement with Degussa, the Company will receive an aggregate of $1,100,000 in cash, together with the net book value of certain accounts receivable and equipment.

The Company’s wholly-owned subsidiary, Just Rite Supply, Inc. (“Just-Rite”) entered into a three year distribution agreement with Degussa which provides for the future sale of Acrocrete products manufactured by Degussa.  The Distribution Agreement will commence on October 1, 2005.

Acrocrete’s operating results have been the least profitable of the Company’s subsidiaries since the first quarter of 2004 and such profits continued to decline through the first quarter of 2005.  For the year ended December 31, 2004 and the three months ended March 31, 2005, Acrocrete products generated net sales of $9,874,000 and $2,443,000, respectively, of which $5,007,000 and $1,446,000 for such periods were sold through Just-Rite.

Just-Rite will continue to market Acrocrete products through its strategic alliance with Degussa.  The Company expects Just-Rite will also gain many additional benefits for its customers from Degussa producing and distributing the Acrocrete brand product offerings from this arrangement, including:

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a broader product offering to reach new markets and a continuing opportunity to access new products through the research and development activities of a world-wide chemical company.

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improved marketing capabilities.

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the gaining of additional building code approvals and technology support.

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greater access to product application design and engineering assistance.

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greater access and recognition from contractors and architects.

Page 2 of Press Release Dated July 26, 2005

The Company determined that it was not likely that sufficient production economies would be realized from Acrocrete’s acrylic stucco manufacturing facility in the future without an inordinate amount of investment and risk to combat increasing costs due to the sharp increase in its raw materials, which are principally oil based.  Further, Acrocrete has not been able to obtain product liability insurance related to the sale of its acrylic stucco products used in exterior insulation and finish systems (“EIFS”) since March 15, 2004.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “We are excited about the strategic alliance we have established with Degussa. We believe this transaction provides our Company the ability to leverage its customer service capability strengths with its Just-Rite distribution network to ultimately grow our business with quality products produced by a world-wide premier chemical products company on a more competitive basis. Just-Rite will be well positioned through its relationship with Degussa to enhance future sales and profits.”

Degussa, headquartered in Jacksonville, Florida, is a leading manufacturer of EIFS, stucco, and specialty finishes and architectural coatings in North America.  Degussa provides the technology and research and development activities for new products, as well as the necessary product code approvals and technical knowledge, to enhance its customers’ competitive positions within their markets.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as stucco, gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.